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                                   EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Citizens, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 (number 033-77698) of Citizens, Inc. of our report dated March 9, 2001, relating to the consolidated balance sheets of Citizens, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000 annual report on Form 10-K of Citizens, Inc.



                                         KPMG LLP

Dallas, Texas
March 23, 2001


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